Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Redemption of $65 Million of Its 10¼% Senior Notes Due 2014

YORK, Pa.--(BUSINESS WIRE)--January 23, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) (the “Company”) today announced that The Bon-Ton Department Stores, Inc., a wholly-owned subsidiary of the Company, issued a notice of partial redemption for $65 million aggregate principal amount of its outstanding 10¼% Senior Notes due 2014 (the “2014 Notes”) at a cash redemption price equal to 100% of the principal amount of the 2014 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The redemption date will be February 22, 2013. Upon completion of the redemption, approximately $69 million aggregate principal amount of the 2014 Notes will remain outstanding.

Payment of the redemption price will be made on or after the redemption date only upon presentation and surrender of the 2014 Notes to the paying agent. Interest on the 2014 Notes that have been called for redemption will cease to accrue on and after the redemption date.

The notice of partial redemption will be sent by The Bank of New York Mellon, the trustee for the 2014 Notes, to the registered holders of the 2014 Notes. Copies of the notice of partial redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon at 1.800.254.2826.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the agreement governing the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com